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                                                                  EXHIBIT (C)(2)


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


                  AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") dated January 13, 1998 between 3-D Geophysical, Inc. (the "Company"), a Delaware corporation, and Wayne P. Widynowski (the "Employee").


                  WHEREAS, the Employee is employed by the Company in a key managerial capacity and the Employee's services are valuable to the conduct of the business of the Company;


                  WHEREAS, the Company recognizes that circumstances may arise in which a change in control of the Company occurs, through acquisition or otherwise, thereby causing uncertainty about the Employee's future employment with the Company without regard to the Employee's competence or past contributions, which uncertainty may result in the loss of valuable services of the Employee to the detriment of the Company and its stockholders, and the Company and the Employee wish to provide reasonable security to the Employee as an incentive for the continuation by Employee of his current relationship with the Company;


                  WHEREAS, the Employee and the Company are parties to an Employment Agreement dated January 31, 1996 (the "Prior Agreement") and wish to amend and restate the terms and conditions of the Prior Agreement in their entirety with the terms and conditions of this Agreement;


                  WHEREAS, the Company desires to continue to employ the Employee on the terms
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and conditions provided in this Agreement; and

                  WHEREAS, the Employee desires to continue such employment and to render services to the Company on the terms and conditions provided in this Agreement.


                  NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Company and the Employee hereby agree as follows:


         Section 1. Engagement. The Company hereby employs the Employee as Executive Vice President and Chief Operating Officer of the Company, and the Employee hereby accepts such employment, upon and subject to the terms and conditions hereinafter set forth.


         Section 2. Term. Unless sooner terminated as provided in this Agreement, the term of the Employee's employment under this Agreement shall commence on the date hereof (the "Effective Date") and shall end on December 31, 2000 (the "Term").


         Section 3.  Duties and Services.


         3.1 The Employee shall render services to the Company as the Executive Vice President and Chief Operating Officer of the Company, shall perform such other duties and responsibilities (including, without limitation, service otherwise consistent with the Employee's duties hereunder as an officer, director or equivalent position of any subsidiary, affiliated company or venture of the Company, without additional compensation) as may be assigned to the Employee from time to time


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by the Board of Directors (the "Directors") or the Chief Executive Officer of
the


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Company and shall abide by the practices and policies of the Company governing the conduct of employees. The Company and all such subsidiaries, affiliated companies and ventures are herein collectively referred to as the "3-D Companies".


         3.2 During the Term, the Employee shall devote his full energy and time (exclusive of normal holidays and vacation periods and periods of sickness and disability) to the performance of the Employee's duties as defined herein and shall promptly and faithfully perform all the duties which pertain to the Employee's employment. The previous sentence shall not prohibit the Employee from activities permitted pursuant to clause (iii) of Section 9.1 or from activities in connection with ownership of an interest in the real property owned by CBNC, Inc. ("Northern") in Grand Junction, Colorado, provided that such activities do not interfere with the performance of Employee's duties hereunder.

         Section 4.  Compensation.


         4.1 Annual Compensation. In consideration of all of the services to be rendered by the Employee hereunder and the covenants of Employee herein, the Company agrees to pay to the Employee, and the Employee agrees to accept, a salary at the annual rate of $140,000, payable in accordance with the Company's normal payroll practices.


         4.2 Bonus Pool. The Company intends to create a bonus plan based upon the earnings of the Company to provide incentives for certain employees of the Company and its subsidiaries. The Employee shall be entitled to participate in such plan on such terms as may be determined by the Board of Directors of the Company or a duly constituted committee thereof, in its discretion.


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Nothing in this Agreement shall require the Company to pay any such bonus.


         Section 5.  Change in Control.


                           5.1      Definitions. As used in this Agreement, the
following terms shall have the following meanings:


                           (a)      Change of Control. The term "Change of
Control" means an event which shall be deemed to have occurred if:


                                    (i)      any "person" as such term is used
in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or

                                    (ii)     during any period of two
consecutive years, individuals who at the beginning of such period constitute the Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (iii) or (iv) of this Section 5.1(a)) whose election by the Board of Directors of


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the Company or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors of the Company; or


                                    (iii)    the stockholders of the Company
approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Company's then outstanding securities shall not constitute a Change of Control; or


                                    (iv)     the stockholders of the Company
approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of, or the Company sells or disposes of, all or substantially all of the Company's assets, or any such sale or disposition is effected through condemnation proceedings.


                  The Company's outside legal counsel shall notify the parties to this Agreement whether and when a Change of Control has occurred. However, the preceding sentence shall not


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preclude any party to this Agreement from giving such notice.

                           (b)      Code. The term "Code" means the Internal
Revenue Code of 1986, including any amendments thereto or successor tax codes thereof. References to any section of the Code shall include any amended or successor section of comparable import.


                           (c)      Covered Termination. The term "Covered
Termination" means any termination of the Employee's employment for "Good Reason" after a Change of Control of the Company which occurs prior to the end of the Term.


                           (d)      Good Reason. The Employee shall have a "Good
Reason" for termination of employment after a Change of Control of the Company in the event of:


                                    (i)      a termination of the Employee's
employment by the Company for any reason other than Cause (as defined in Section 8(c) hereof); or


                                    (ii)     a good faith determination by the
Employee that there has been a significant adverse change, without the Employee's express prior written consent, in the Employee's working conditions or status with the Company from such working conditions or status in effect immediately prior to the Change of Control of the Company, including but not limited to (A) a significant change in the nature or scope of the Employee's authority, powers, functions, duties or responsibilities or reporting responsibilities, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements (regardless of


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whether such reduction is part of a general reduction applicable to all senior executive employees of the Company), or (C) a reduction in the salary or benefits to which the Employee is entitled under this Agreement, or (D) a relocation of the Employee's principal place of business to a location which is more than 50 miles from its current location as of the Effective Date.


                  5.2 Benefits. If there is a Covered Termination, the Employee shall be entitled to the following benefits:


                           (a)      Accrued Benefits. The Employee shall be paid
the amount of the Employee's Accrued Benefits. For purposes of this Agreement, the Employee's "Accrued Benefits" shall consist of the aggregate of the following amounts, payable as described herein: (i) all base salary, and accrued vacation pay, for the time period ending with the date of termination; (ii) reimbursement for any and all monies or other reimbursable costs advanced in connection with the Employee's employment for reasonable and necessary expenses incurred by the Employee on behalf of the Company for the time period ending with the date of termination; (iii) any and all other cash earned through the date of termination and deferred at the election of the Employee or pursuant to any deferred compensation plan then in effect, and any increments thereon as determined under such plan; and (iv) a lump sum payment of the bonus or incentive compensation otherwise payable to the Employee with respect to the year in which termination occurs, or for the prior year, under all bonus or incentive compensation plans in which the Employee is a participant. Payment of Accrued Benefits shall be made promptly in accordance with the Company's prevailing practice.


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                           (b)      Severance Payment. The Employee will be
entitled to cash compensation, calculated as described below, payable in one lump sum within fifteen (15) days of the Company's receipt of notice of the Covered Termination. The aggregate cash compensation will be calculated as two times the Employee's annual rate of salary as provided for in Section 4.1 and bonus. Cash compensation paid pursuant to this provision shall be subject to appropriate payroll deductions.


                           (c)      Payment Adjustment.


                                    (i)      Anything in this Agreement to the
contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable as severance benefits hereunder shall be reduced to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of such severance benefits without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. Anything in this Agreement to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not part of the severance benefits payable hereunder would nevertheless be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not severance benefits under this Agreement shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to


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be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 5.2(c), present value shall be determined in accordance with Section 280G(d)(4) of the Code.

                                    (ii)     All determinations required to be
made under this Section 5.2(c) shall be made by the Company's independent auditors which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the date of termination or such earlier time as is requested by the Company and, to the extent appropriate under the circumstances, an opinion to the Employee that he has substantial authority not to report any excise tax on his Federal income tax return with respect to any Payments. Any such determination by the Company's independent auditors shall be binding upon the Company and the Employee. The Employee shall determine which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 5.2(c), provided that, if the Employee does not make such determination within ten business days of the receipt of the calculations made by the Company's independent auditors, the Company shall elect which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 5.2(c) and shall notify the Employee promptly of such election; and provided further that any Payments which do not constitute gross income to the Employee shall not be reduced or eliminated unless all other Payments have first been eliminated. Within five business days thereafter, the Company shall pay to or distribute to or for the benefit of the Employee such amounts as are then due to the Employee under this Agreement.


                                    (iii)    As a result of the uncertainty in
the application of Section 280G of the Code at the time of the initial determination by the Company's independent auditors


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hereunder, it is possible that Payments will have been made by the Company which should not have been made ("Overpayment") or that Payments will not have been made by the Company which could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Company's independent auditors, based upon the assertion of a deficiency by the Internal Revenue Service against Employee or the Company which the Company's independent auditors believe has a high probability of success, determine that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Employee shall be treated for all purposes as a loan ab initio to the Employee which the Employee shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, compounded semiannually; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Company's independent auditors, based upon controlling precedent or other substantial authority, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee together with interest at 120% of the applicable Federal rate provided for in Section 7872(f)(2) of the Code, compounded semiannually.


         Section 6. Expenses and Reimbursement. The Employee shall be reimbursed by the Company for reasonable and necessary out-of-pocket expenses incurred by the Employee in performing his duties hereunder, provided such expenses are approved in accordance with the procedures of the Company then in effect and are presented for reimbursement in accordance with the Company's policies and practices then in effect.


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         Section 7. Benefits. During the Term, the Company agrees to provide the
Employee, in addition to and not in limitation of the compensation set forth in
Section 4, the following benefits, which shall be determined in the sole discretion of the Directors (or a duly constituted committee thereof):

         (a) The Employee shall be entitled, subject to general qualification requirements, to participate in any and all group insurance plans, group health or medical insurance plans, group accidental and disability insurance plans made generally available to the senior executive employees of the Company, provided that in the event that this Agreement is terminated pursuant to Section 8(b), the Company shall pay to the Employee during the lesser of (A) six months following such termination and (B) the remainder of the Term an amount equal to the Employee's salary pursuant to Section 4.1 less any payments to Employee pursuant to any plan of disability insurance based on the Employee's disability, if applicable. Except to the extent set forth in the prior sentence, any payment owed by the Company pursuant to such sentence is in addition to and not in lieu of any policy of disability insurance, and payments owed by the Company pursuant to such sentence shall not be deemed co-insurance but additional salary.

         (b) The Employee shall be entitled to participate in the Company's pension, profit-sharing, stock option, stock purchase and other employee benefit programs made generally available to the senior executive employees of the Company.


         (c) The Employee shall be entitled to vacation, sick leave and holidays in accordance with the Company's policies for senior executive employees generally but in no case less than four weeks paid vacation per annum.


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         (d)      During the term of employment under this Agreement, the
Company shall pay the Employee $575 per month as a non-accountable allowance for lease payments, insurance and other expenses of an automobile leased by the Employee. The Company shall provide all insurance for such vehicles required by law or applicable lease terms.

         Section 8. Termination. Subject to the provisions of Sections 5 and 9, which shall survive the termination of this Agreement, this Agreement shall terminate upon:


         (a)      The death of the Employee;


         (b) Illness, disability or incapacity that prevents the Employee from performing his duties hereunder for sixty (60) consecutive days, or for any sixty (60) days within any one hundred and eighty (180) day period, and the provision of written notice of such termination to the Employee by the Company;


         (c) Upon written notice by the Company for "Cause", which shall include: (i) the failure of the Employee to observe or perform any material term of this Agreement for twenty (20) days after written notice thereof specifying such failure; (ii) any act of illegality, dishonesty, moral turpitude or fraud in connection with the Employee's employment; (iii) any course of action which is materially detrimental to the business of the Company (other than good faith actions of the Employee to fulfill his duties hereunder in the exercise of his business judgment and not inconsistent with the direction of the Chief Executive Officer or Directors of the Company); or (iv) the commission by the Employee of any felony; or


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         (d)      Upon written notice by the Employee to the Company for Good
Reason.


         Section 9. Restrictive Covenants. In consideration of the undertakings of the Company set forth herein, the Employee agrees as follows:


         9.1 Covenant Not to Compete. The Employee will not in any way, directly or indirectly, as an agent, employee, officer, director, stockholder, partner or otherwise of any corporation, partnership or other venture or enterprise, compete with the 3-D Companies in the provision of seismic data acquisition or analysis services or any services related thereto (a "Competing Business") while Employee is employed under this Agreement, and, unless this Agreement is terminated by the Company without Cause or by the Employee for Good Reason, for a period of one (1) year after the termination of this Agreement for any reason whatsoever other than (i) due to the Employee's performance of his duties hereunder during the Term; (ii) by ownership for investment purposes of no more than 1% of the stock of a company which is traded on a national securities exchange or interdealer quotation system; or (iii) the sale, use and licensing by the Employee, directly or indirectly, in a manner which does not interfere with the performance of Employee's duties hereunder, of seismic data retained by Northern pursuant to the Asset Purchase Agreement dated as of November 8, 1995 by and between the Company and Northern and transferred to the Employee or an entity in which the Employee has an interest (the "Seismic Data Library").

         9.2 Non-Solicitation Covenant. During the Term and for a period of one
(1) year after the termination of this Agreement for any reason whatsoever, unless this Agreement is terminated by


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the Company without Cause or by the Employee for Good Reason, the Employee shall not solicit, sell to or contract with, on behalf of the Employee or on behalf of any Competing Business, any person or entity to which the 3-D Companies shall have provided seismic data acquisition or analysis services at any time during the Term. This Section 9.2 shall not prohibit the sale, use and licensing by the Employee, directly or indirectly, in a manner which does not interfere with the performance of Employee's duties hereunder, of the Seismic Data Library.

         9.3 Covenant Not to Solicit Employees of the Company. During the Term and for a period of one (1) year after the termination of this Agreement for any reason whatsoever, the Employee shall not solicit for employment any sales, engineering or other technical or management employee who was employed by the 3-D Companies during the six months prior to the conclusion of the Term.


         9.4 Certain Payments. Upon the termination of this Agreement other than by the Company for Cause or by the Employee without Good Reason, the provisions of Sections 9.1, 9.2 and 9.3 shall lapse unless, during the year following such termination, the Company pays to the Employee an amount equal to 80% of the Employee's salary pursuant to Section 4.1 in equal monthly installments commencing on the first day of the month following such termination. Such lapse shall occur if the Company (i) fails to pay the first such installment within 20 days of notice from the Employee citing this Section or (ii) fails to make any subsequent payment within seven days of notice from the Employee citing this Section. In the event the Company makes the payment described in clause (i) of the preceding sentence and the circumstances described in clause (ii) occur, the remaining payments described in the preceding sentence shall become immediately


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due and payable. The amounts owed pursuant to this Section 9.5 shall be reduced
(or if already paid shall be repaid by the Employee) to the extent that such amounts plus any amounts earned by the Employee as an employee or independent contractor during such year exceed 120% of the Employee's annual salary pursuant to Section 4.1.


         9.5 Non-Disclosure Covenant. The Employee recognizes and acknowledges that, prior to and in the course of his employment, the Employee may have had and shall have access to trade secrets and other confidential or proprietary information of the 3-D Companies, including, but not limited to, information acquired or developed by the 3-D Companies and Northern concerning seismic data, marketing strategy, technology, techniques and know-how, customer specifications and customer lists, cost figures, budgets, sales forecasts and business plans (other than the Seismic Data Library). The Employee agrees that the disclosure of any such trade secrets or information could be harmful to the interests of the 3-D Companies and that, during the Employee's employment by the Company, the Employee will take appropriate caution to safeguard such trade secrets and information, and will not during the Term or thereafter use, disclose, divulge or publish any such trade secrets or information except as required by law or as the Employee's duties during the Employee's employment by the Company may require or as the Company may in writing specifically consent.


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         9.6 Proprietary Information. The Employee recognizes and acknowledges that all documents, manuals, letters, notebooks, reports, records, computer programs or data banks and other evidences of trade secrets and other confidential or proprietary information of the 3-D Companies, including copies thereof, whether prepared by the Employee or others, are the sole property of and belong exclusively to the 3-D Companies, and agrees that, during the Employee's employment by the Company, the Employee will under no circumstances remove any such material for use outside of his offices except in connection with the business of the 3-D Companies during the course of the Employee's employment. In the event of the termination of this Agreement for any reason whatsoever, the Employee shall immediately return to the Company any and all documents, manuals, letters, notebooks, reports, records, computer programs or data banks or other evidence of trade secrets and other confidential or proprietary information of the 3-D Companies (and all copies thereof) which are the property of the 3-D Companies.


         9.7 Remedies. The Employee further agrees that in the event of a breach or threatened breach of any of the covenants contained in this Section 9, the Company's remedy at law is likely to be inadequate and that accordingly the Company will be entitled to obtain an injunction or other equitable relief with regard thereto without proving damages or that damages would not constitute an adequate remedy. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to, and is hereby directed to, reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid and unenforceable term or provision, and this Agreement shall be enforceable as so modified after the


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expiration of the time within which the judgment may be appealed.


         Section 10.   Miscellaneous Provisions.


         10.1 Notices. All notices and demands of any kind which any party hereto may be required or desire to serve upon another party under the terms of this Agreement shall be in writing and shall be served upon such other party:
(a) by personal service upon such other party at such other party's address set forth below in this Section 10.1; (b) by mailing a copy thereof by certified or registered mail, postage prepaid, with return receipt requested, addressed to such other party at the address of such other party set forth below in this
Section 10.1; or (c) by sending a copy thereof by Federal Express or equivalent courier service, addressed to such other party at the address of such other party set forth below in this Section 10.1.


                  In case of service by Federal Express or equivalent courier service or by personal service, such service shall be deemed complete upon receipt. In the case of service by mail, such service shall be deemed complete upon reasonable proof of receipt. The address to which, and person to whose attention, notices and demands shall be delivered or sent may be changed from time to time by notice served, as hereinabove provided, by any party upon the other party.


                  The current addresses of the parties are:

                  If, to Employee:      Wayne P. Widynowski
                                        7763 South Elm Court
                                        Littleton, Colorado   80122

                          copy to:      Paul F. Lewis, Esq.
                                        Moye, Giles, O'Keefe, Vermeire & Gorrell
                                        1225 Seventeenth Street


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                                        29th Floor
                                        Denver, Colorado  80202

                  If, to the Company:   3-D Geophysical, Inc.
                                        599 Lexington Avenue
                                        New York, New York 10022
                                        Attention:  Joel Friedman, Chairman

                             copy to:   Peter S. Kolevzon, Esq.
                                        919 Third Avenue
                                        New York, New York  10022


         10.2 Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties, expressly supersedes the Prior Agreement in its entirety, which the parties hereto agree shall be of no further force and effect, merges all prior negotiations, agreements and understandings, if any, and states in full all representations, warranties and agreements which have induced this Agreement. Each party agrees that in dealing with third parties no contrary representations will be made. This Agreement may not be amended, modified or otherwise changed orally but only by an agreement in writing signed by the party against whom enforcement of any amendment, modification or change is sought.


         10.3 Assignment; Binding Nature; No Beneficiaries. This Agreement may not be assigned by any party hereto without the written consent of the other party. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective heirs, personal representatives, legatees, successors, and permitted assigns.


         10.4 Nonwaiver. No waiver by any party of any term, provision or covenant contained in


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this Agreement (or any breach thereof) shall be effective unless it is in writing executed by the party against which such waiver is to be enforced; no waiver shall be deemed or construed as a further or continuing waiver of any such term, provision or covenant (or breach) on any other occasion or as a waiver of any other term, provision or covenant (or of the breach of any other term, provision or covenant) contained in this Agreement on the same or any other occasion.


         10.5 Remedies. The remedies provided for or permitted by this Agreement shall be cumulative and the exercise by any party of any remedy provided for herein or otherwise available shall not preclude the assertion or exercise by such party of any other right or remedy provided for herein or otherwise available.


         10.6 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.


         10.7 Construction. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) "it" or "its" or words denoting any gender include all genders, (iii) any reference herein to a Section refers to a Section of this Agreement, unless otherwise stated, (iv) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a business day, then the period shall end on the next day which is a business day, and (v) all dollar amounts are expressed in United States funds.


         10.8 Governing Law; Arbitration. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts made


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and to be entirely performed therein. Any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in Denver, Colorado before a single, neutral arbitrator who shall be a former state or federal judge in accordance with the Commercial Arbitration rules of the American Arbitration Association then existing and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except that in the event of any controversy relating to any violation or alleged violation of any provision of Section 9 hereof, the Company in its sole discretion shall be entitled to seek injunctive relief from a court of competent jurisdiction without any requirement to seek arbitration. The party (or aligned parties) substantially prevailing in such arbitration or judicial proceeding shall receive in addition to other relief afforded by the arbitrator or judge an award of costs, expert witness fees and reasonable attorneys' fees.

         10.9 Counterparts. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed as of the date and year first written above.

                                            3-D GEOPHYSICAL, INC.


Attest:                                 By______________________________
                                            Name:
                                            Title:
_____________________________
Name:
Title:

                                            EMPLOYEE:


                                          ______________________________
                                          Wayne P. Widynowski


                                      -22-